EXHIBIT 11
                         The Pepsi Bottling Group, Inc.
               Computation of Basic and Diluted Earnings Per Share
                      (in millions, except per share data)
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

                                                                12-weeks Ended             24-weeks Ended
                                                            6/10/00      6/12/99       6/10/00       6/12/99
                                                            -------      -------       -------       -------
Number of shares on which basic earnings per share is based:
  Average outstanding during period................             148         142            148            98
  Add - Incremental shares under stock
    compensation plans.............................               -           -              -             -
                                                             ------      ------         ------        ------

Number of shares in which diluted
  earnings per share is based......................             148         142            148            98

Net earnings applicable to common
   shareholders (millions).........................           $  85       $  20          $ 102         $  17

Net earnings on which diluted earnings
   per share is based (millions)...................           $  85       $  20          $ 102         $  17

Basic earnings per share...........................           $0.58       $0.14          $0.69         $0.18

Diluted earnings per share.........................           $0.58       $0.14          $0.69         $0.18

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